For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2009 Second Quarter Results

NORFOLK, Neb., August 6, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 120 hotels in 24 states, today announced results for the second quarter ended June 30, 2009.

Revenues from continuing operations for the 2009 second quarter declined 12.3 percent to $27.9 million, compared to the 2008 second quarter. Net income attributable to common shareholders in the 2009 second quarter was $0.9 million, or $.04 per fully diluted share, compared to $1.9 million, or $0.09 per diluted share, in the 2008 second quarter.

Funds from operations (FFO) in the 2009 second quarter was $3.5 million, or $0.16 per diluted share, compared to $5.6 million or $0.26 per diluted share in the 2008 second quarter. Adjusted earnings before interest, taxes, depreciation and amortization, non-controlling interest and preferred stock dividends (Adjusted EBITDA) decreased 16.6 percent to $8.2 million, compared to the 2008 second quarter.

Second Quarter Highlights

•

Continued to outperform the hotel industry in revenue per available room (RevPAR) with a decline of 12.2 percent, compared to an industry-wide decline of 19.5 percent, according to Smith Travel Research data.

•	Completed the disposition of one hotel, resulting in a net gain of approximately $1.1 million, while as of June 30, 2009, six additional properties are being marketed for sale.

Operating Results

“Consistent with the trends in the economy and our industry, Supertel experienced another challenging quarter,” said Kelly A. Walters, Supertel’s president and chief executive officer. “Nevertheless, we are encouraged about how our portfolio has performed relative to the competition. During the second quarter, Supertel reported a 12.2 percent decline in RevPAR which compares well to the industry-wide decrease of 19.5 percent, according to Smith Travel Research data. Nearly all of our RevPAR decline was due to a 9.1 percent drop in occupancy, and our average daily room rate (ADR) declined by only 3.5 percent while the industry as a whole experienced a 9.7 percent decrease in ADR. Despite our strong relative statistical performance, the management team is not satisfied with our results, and we remain committed to improving our operating results over the remainder of the year.

“Our managers again proved to be successful at procuring new sources of business, but the entire industry is pursuing the same tactic, which has forced room rates lower for everyone in our competitive set,” he said. “Given the difficult operating environment, we believe our operators are competing well in the search for new business.”

Walters continued, “Although occupancy softness is being felt throughout the industry, there seems to be ample anecdotal evidence that a turnaround is not far off. Our seasoned team of general managers indicate that the attitudes of our guests and prospective guests seem to be more positive than in the previous few quarters, but we have not yet seen the impact of improved attitudes in the occupancy numbers. We know this down cycle will end, but we are uncertain as to when the upturn will officially begin.”

RevPAR for the company’s 77 same store economy hotels, which account for about two-thirds of the same store portfolio, declined 12.0 percent, compared to a 16.1 percent decline for the segment, according to Smith Travel Research. Average daily rate (ADR) declined 2.1 percent, and occupancy was off 10.2 percent. RevPAR for the company’s 30 same store midscale without food and beverage properties declined 14.4 percent, compared to 16.5 percent for the segment, with ADR down 4.4 percent and occupancy off 10.5 percent. The company’s eight extended-stay properties reported a 2.5 percent decline in RevPAR, occupancy remained essentially flat at 65.0 percent and ADR dropped 1.7 percent.

Revenues from continuing operations for the 2009 second quarter decreased $3.9 million or 12.3 percent to $27.9 million, compared to the 2008 second quarter. Lower occupancy was attributable to unfavorable economic conditions. Hotel and property operations expense from continuing operations for the 2009 second quarter decreased $1.9 million, or 8.6 percent, to $19.9 million, compared to the 2008 second quarter. The decline resulted primarily from lower occupancy levels, with payroll expense down $0.4 million, hotel franchise related expenses down $0.5 million, room and office supplies down $0.3 million, utilities expense down $0.2 million, management fees down $0.2 million, and miscellaneous expenses down $0.3 million.

Interest expense from continuing operations did not experience a material change, compared to the year-ago period. Depreciation and amortization expense from continuing operations increased $0.1 million for the 2009 second quarter, compared to the year-ago period. This is primarily related to capital expenditures made on the hotels. The general and administrative expenses from continuing operations for the same period did not change materially.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operating expenses, decreased $2.1 million from the year ago period to $8 million. “We continue to work closely with our operators and their managers, focusing on both revenue enhancement and controlling costs,” Walters said. “Our operators have been diligent in controlling variable costs such as labor, but in this declining occupancy environment there are fewer opportunities to affect fixed costs, which led to the erosion in operating margins.”

Dispositions

Supertel began marketing eight hotels for sale in the 2009 first quarter, placing them in discontinued operations. In March 2009, the company sold a Super 8 hotel, located in Charles City, Iowa for $1.1 million, with a nominal net gain, and in May 2009 the company sold a Holiday Inn Express hotel in Gettysburg, Pennsylvania for $2.6 million with a $1.1 million net gain. Subsequent to quarter end, in July 2009, the company sold a Masters Inn in Kissimmee, Florida for $1.6 million with a nominal net gain. “We are actively marketing the remaining five properties and have received positive buyer interest,” said Donavon A. Heimes, chief financial officer. “Financing remains a challenge for buyers; however, we have found that qualified buyers for properties priced under $5.0 million can generally obtain loans from local banks and other sources.”

Balance Sheet

During the second quarter, the company paid off a $9.0 million, 8.4 percent note payable to First National Bank of Omaha, which was scheduled to mature in November 2009. The loan was refinanced using a $10 million facility provided by Great Western Bank. The new facility bears interest at 5.5 percent and matures in May 2012. The refinancing left approximately $1.0 million available for support of general operations and also unencumbered five continuing operations hotels from mortgage debt.

Supertel’s remaining near-term debt maturity is a $9.5 million note payable to Wells Fargo Bank in September 2009 which the company intends to refinance or repay using other financing, funds from operations or proceeds from sale of hotels.

Dividend

The company did not declare a common stock dividend for the 2009 second quarter. The company will monitor requirements to maintain its REIT status and will regularly evaluate the dividend policy.

Outlook

“The economy remains in recession, and it is difficult to have clarity over the short term, but we are confident that America will indeed recover on the heels of the stimulus package,” Walters commented. “We also fully understand that hospitality companies typically lag the general market by sometimes as much as six months. So, we are far from out of the woods, but I want to emphasize that we are comfortable with our position within the industry.

“Some forecasts indicate that the hotel industry will begin to stabilize in the latter part of the second half of the year and post a basically flat to down slightly RevPAR in 2010. Regardless of the timing of the recovery, our operations focus will remain on building revenues while restraining costs.

“The unprecedented economic conditions have prompted us to find new ways to operate our hotels smarter at lower cost, a trend we intend to continue during the expected coming rebound. We will continue to benefit from these savings when the economy begins to turn around.

“We remain clearly focused on preserving capital and strengthening our balance sheet,” he said. “Concurrently, we are looking to the future and are reviewing our strategies to prepare for the economic rebound.”

About Supertel Hospitality, Inc.

As of August 6, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 120 hotels comprised of 10,492 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inn and Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of June 30, 2009 and December 31, 2008. The company owned 121 hotels (including six hotels held for sale) at June 30, 2009 and owned 123 hotels at December 31, 2008, (in thousands, except share data).

	As of
	June 30, 2009	December 31, 2008

	(unaudited)

ASSETS
Investments in hotel properties	$ 381,583	$ 380,604
Less accumulated depreciation	88,409	81,549
	293,174	299,055

Cash and cash equivalents	750	712
Accounts receivable	2,375	2,401
Prepaid expenses and other assets	4,937	2,903
Deferred financing costs, net	1,495	1,580
Investment in hotel properties, held for sale, net	12,155	14,826
	$ 314,886	$ 321,477

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 13,934	$ 13,697
Debt related to hotel properties held for sale	9,442	10,849
Long-term debt	188,453	191,957
	211,829	216,503

Redeemable noncontrolling interest in consolidated partnership, at redemption value
	1,778	1,778

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312
	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized; 21,880,017 and 20,924,677 shares outstanding.
	219	209
Additional paid-in capital	119,693	112,804
Distributions in excess of retained earnings	(27,353)	(25,551)
Total shareholders' equity	92,567	87,470
Noncontrolling interest
Noncontrolling interest in consolidated partnership, redemption value $510 and $2,101
	1,050	8,064

Total equity	93,617	95,534

COMMITMENTS AND CONTINGENCIES
	$ 314,886	$ 321,477

The following table sets forth the Company’s unaudited results of operations for the three and six months ended June 30, 2009 and 2008, respectively (in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008
REVENUES
Room rentals and other hotel services	$ 27,889	$ 31,812	$ 50,955	$ 57,339

EXPENSES
Hotel and property operations	19,936	21,806	38,573	41,432
Depreciation and amortization	3,594	3,455	7,190	6,741
General and administrative	1,047	1,040	2,018	1,996
	24,577	26,301	47,781	50,169

EARNINGS BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE AND INCOME TAXES

	3,312	5,511	3,174	7,170

Net gain (loss) on dispositions of assets	(49)	(1)	(116)	1
Other income	34	32	72	63
Interest expense	(3,145)	(3,193)	(6,125)	(6,600)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	152	2,349	(2,995)	634

Income tax (expense) benefit	49	(309)	1,006	353

INCOME (LOSS) FROM CONTINUING OPERATIONS	201	2,040	(1,989)	987

Earnings from discontinued operations	1,142	277	907	424

NET INCOME (LOSS)	1,343	2,317	(1,082)	1,411

Noncontrolling interest	(69)	(194)	17	(181)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	1,274	2,123	(1,065)	1,230

Preferred stock dividends	(369)	(236)	(737)	(422)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS
	$ 905	$ 1,887	$ (1,802)	$ 808

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$ (0.01)	$ 0.08	$ (0.12)	$ 0.02
EPS from discontinued operations	$ 0.05	$ 0.01	$ 0.04	$ 0.02
EPS Basic and Diluted	$ 0.04	$ 0.09	$ (0.08)	$ 0.04

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
Weighted average shares outstanding for:
calculation of earnings per share - basic	21,812	20,826	21,371	20,764
calculation of earnings per share - diluted	21,812	20,826	21,371	20,764

Weighted average shares outstanding for:
calculation of FFO per share - basic	21,812	20,826	21,371	20,764
calculation of FFO per share - diluted	21,812	22,346	21,371	22,347

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	21,812	20,826	21,371	20,764
Common stock issuable upon exercise or conversion of:
Options	-	-	-	-
Series A Preferred Stock	-	1,520	-	1,583
FFO per share diluted shares	21,812	22,346	21,371	22,347

Reconciliation of net income (loss) to FFO
Net income (loss) attributable to common shareholders	$ 905	$ 1,887	$(1,802)	$ 808
Depreciation and amortization	3,594	3,741	7,311	7,320
Net (gain) loss on disposition of assets	(1,024)	1	(964)	(1)
FFO available to common shareholders	$ 3,475	$ 5,629	$ 4,545	$ 8,127

FFO per share - basic	$ 0.16	$ 0.27	$ 0.21	$ 0.39
FFO per share - diluted	$ 0.16	$ 0.26	$ 0.21	$ 0.38

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands, except statistical data:	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
Net income (loss) attributable to common shareholders	$ 905	$ 1,887	$ (1,802)	$ 808
Interest expense, including disc ops	3,283	3,441	6,406	7,101
Income tax (benefit) expense, including disc ops	(15)	334	(1,058)	(364)
Depreciation and amortization, including disc ops	3,594	3,741	7,311	7,320
EBITDA	7,767	9,403	10,857	14,865
Noncontrolling interest	69	194	(17)	181
Preferred stock dividend	369	236	737	422
ADJUSTED EBITDA	$ 8,205	$ 9,833	$ 11,577	$ 15,468

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the statistics of the Company’s same store continuing operations hotel properties for the three and six months ended June 30, 2009 and 2008, respectively.

Unaudited-In thousands, except statistical data:	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
Same Store (115 hotels):
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 41.61	$ 48.59	$ 37.79	$ 43.10
Economy	$ 28.19	$ 32.04	$ 25.86	$ 28.64
Extended Stay	$ 16.27	$ 16.69	$ 15.64	$ 17.14
Total	$ 29.79	$ 33.94	$ 27.33	$ 30.54

Average daily room rate (ADR):
Midscale w/o F&B	$ 69.53	$ 72.73	$ 67.84	$ 70.66
Economy	$ 46.90	$ 47.90	$ 46.19	$ 46.71
Extended Stay	$ 25.05	$ 25.48	$ 24.94	$ 25.21
Total	$ 49.13	$ 50.89	$ 48.16	$ 49.20

Occupancy percentage:
Midscale w/o F&B	59.8%	66.8%	55.7%	61.0%
Economy	60.1%	66.9%	56.0%	61.3%
Extended Stay	65.0%	65.5%	62.7%	68.0%
Total	60.6%	66.7%	56.8%	62.1%

The following presentation includes some non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) for the three and six months ended June 30, 2009 and 2008 respectively, is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results for all of the company’s continuing operations hotel properties.

Unaudited-In thousands, except statistical data:	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 27,092	$ 30,934	$ 49,444	$ 55,663
Telephone revenue	80	90	155	186
Other hotel service revenues	717	788	1,356	1,490
Total revenue	$ 27,889	$ 31,812	$ 50,955	$ 57,339

Hotel and property operations expense
Total hotel and property operations expense	$ 19,936	$ 21,806	$ 38,573	$ 41,432

Property Operating Income ("POI")
Total property operating income	$ 7,953	$ 10,006	$ 12,382	$ 15,907

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO POI

Income (loss) from continuing operations	$ 201	$ 2,040	$ (1,989)	$ 987
Depreciation and amortization	3,594	3,455	7,190	6,741
Net (gain) loss on disposition of assets	49	1	116	(1)
Other income	(34)	(32)	(72)	(63)
Interest expense	3,145	3,193	6,125	6,600
General and administrative expense	1,047	1,040	2,018	1,996
Income tax (benefit) expense	(49)	309	(1,006)	(353)
POI	$ 7,953	$ 10,006	$ 12,382	$ 15,907

Income (loss) from continuing operations as a percentage of total revenue	0.7%	6.4%	-3.9%	1.7%

POI as a percentage of total revenue	28.5%	31.5%	24.3%	27.7%

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended June 30, 2009 and 2008, respectively. The comparisons of same store operations (excluding Held For Sale hotels) are for 115 hotels owned as of April 1, 2008.

		Three months ended June 30, 2009				Three months ended June 30, 2008
Same Store*	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$35.28	65.8%	$53.62	214	$41.52	79.3%	$52.38
West North Central	2,928	30.71	63.1%	48.70	2,928	34.15	69.7%	48.97
East North Central	1,081	36.84	60.7%	60.66	1,081	44.57	70.4%	63.29
Middle Atlantic/New England	205	38.01	56.8%	66.94	205	46.11	66.7%	69.16
South Atlantic	4,038	26.58	60.1%	44.25	4,038	30.73	65.7%	46.76
East South Central	1,070	31.19	58.0%	53.75	1,070	32.65	57.5%	56.77
West South Central	456	26.12	55.5%	47.09	456	29.84	63.0%	47.39
Total Same Store	9,992	$29.79	60.6%	$49.13	9,992	$33.94	66.7%	$50.89

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* Same Store reflects 115 hotels (excluding Held For Sale hotels).

The following table presents our RevPAR, ADR and Occupancy, by region, for the six months ended June 30, 2009 and 2008, respectively. The comparisons of same store operations (excluding Held For Sale hotels) are for 105 hotels owned as of January 1, 2008 and ten hotels acquired as of January 2, 2008.

		Six months ended June 30, 2009				Six months ended June 30, 2008
Same Store*	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$31.03	60.8%	$51.00	214	$36.43	73.3%	$49.69
West North Central	2,928	27.42	57.5%	47.69	2,928	29.93	62.4%	47.96
East North Central	1,081	33.71	56.1%	60.07	1,081	39.05	63.2%	61.83
Middle Atlantic/New England	205	32.23	50.6%	63.74	205	36.70	56.0%	65.48
South Atlantic	4,038	24.88	57.3%	43.46	4,038	28.53	63.6%	44.89
East South Central	1,070	28.81	54.4%	52.96	1,070	29.93	54.0%	55.47
West South Central	456	25.99	55.4%	46.91	456	27.94	60.7%	46.00
Total Same Store	9,992	$27.33	56.8%	$48.16	9,992	$30.54	62.1%	$49.20

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* Same Store reflects 115 hotels (excluding Held For Sale hotels).

The same store includes ten hotels acquired as of January 2, 2008.